Exhibit 10.16

AMENDED AND RESTATED SUBLICENSE AGREEMENT

THIS AMENDED AND RESTATED SUBLICENSE AGREEMENT (the “Agreement” or “Sublicense Agreement”), dated as of this 22nd day of July, 2005, is effective as of January 1, 2005 by and between CHEESEBURGER HOLDING COMPANY, LLC (“Sublicensor”), and CHEESEBURGER IN PARADISE, LLC (“Sublicensee”).

W I T N E S S E T H:

WHEREAS, Sublicensor is the exclusive sublicensee of certain rights in the Licensed Marks described and/or illustrated in Exhibit B of this Agreement; and

WHEREAS, Sublicensee desires to use the Licensed Marks pursuant to the terms of this Agreement on or in connection with the development, decor, name, promotion and operation of a combined restaurant and bar concept to be designed, constructed and managed in accordance with the Cheeseburger Paradise concept and operating System and all elements thereof, including without limitation, recipes, operating technologies, and Licensed Marks. Sublicensee desires to design, manufacture, advertise, promote, and sell: (1) Merchandise approved by Sublicensor that incorporates any element included in the Licensed Marks, (2) malt and non-malt Alcoholic Beverages incorporating any element included in the Licensed Marks, and (3) prepared packaged Foods and Menu Items, at the Restaurants, on the promotional Internet Web Site designated by the URL “cheeseburgerinparadise.com” and in any additional channels of trade that are approved in advance by Sublicensor hereunder, and

WHEREAS, Sublicensor previously granted, pursuant to that certain Sublicense Agreement dated October 12, 2000 (“Original Agreement”), Sublicensee the right to use the Licensed Marks based on the following terms and conditions contained therein;

WHEREAS, Sublicensor and Sublicensee desire to amend and restate the Original Agreement in its entirety, such amendment and restatement to be effective January 1, 2005

NOW, THEREFORE, in consideration of the mutual promises, covenants and conditions contained herein, it is hereby agreed as follows:

1.	Definitions.

“Affiliate” of a Person shall mean any Person, directly or indirectly, through one or more intermediaries, controlling, controlled by, or under common control with such Person, as applicable. The term “control,” as used in the immediately preceding sentence, shall mean with respect to a corporation or limited liability company the right to exercise, directly or indirectly, more than fifty percent (50%) of the voting rights attributable to the controlled corporation or limited liability company, and, with respect to any individual, partnership, trust, other entity or association, the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of the controlled entity.

“Agreement,”“Sublicense Agreement,” or “Sublicense” shall refer to this Amended and Restated Sublicense Agreement and all terms and conditions contained herein.

“Alcoholic Beverages” shall include malt and non-malt alcoholic beverages.

“Artwork” shall mean all depictions of the Licensed Marks incorporated in designs, logos, or any other creative rendering in any and all media now known or hereinafter developed.

“Control” or “Controlled” by Jimmy Buffett shall mean that Jimmy Buffett either: (1) owns more than fifty percent (50%) of the voting interests in an entity; or (2) Jimmy Buffett has the ability, pursuant to a written agreement, to otherwise direct or determine the conduct of the management of an entity.

“Food” shall mean prepared, packaged foods designed for consumption elsewhere than on the Restaurant premises (i.e., bottled sauces and condiments), but not including carry-out items.

“Holdings” shall refer to Margaritaville Holdings, Inc.

“Licensed Marks” shall mean any and all trade names, service marks and trademarks which are both: (1) used in connection with the System; and (2) either listed in Exhibit B attached hereto, or specifically approved by Sublicensor.

“Menu Items” shall mean food items intended for consumption on the Restaurant premises or for carry-out.

“Merchandise” shall mean clothing, cups, hats, stickers, key chains and any other items that are substantially similar to those being offered for sale in Sublicensor’s existing or future Margaritaville Restaurants, and any additional items approved by Sublicensor.

“Net Sales” shall mean all revenue (net of credit card processing fees) from the sale of all services and products and all other income of any kind and nature related to each Restaurant, whether for cash or credit and regardless of collection in the case of credit; provided, however, that “Net Sales” shall not include (i) any sales taxes or other taxes collected from customers for transmittal to the appropriate taxing authority; or (ii) any sales recorded for control purposes but for which no payment is received.

“Newly Developed Mark(s)” shall mean any names, trademarks or service marks developed by Sublicensee which do not incorporate any elements of the Licensed Marks or any other intellectual property owned by Jimmy Buffett and/or Sublicensor.

“Operating Agreement” shall mean the agreement executed between Cheeseburger in Paradise, LLC and Cheeseburger Holding Company, LLC to which this Agreement is attached as Exhibit B.

“Outback” shall mean OS Tropical, Inc.

“Outback Property” shall mean preexisting or hereinafter developed trademarks, logos, designs, or copyrighted artwork owned by Outback or any Affiliate of Outback.

“Outback Steakhouse Restaurants” shall mean the existing restaurant concept developed by Outback and marketed through the “Outback Steakhouse” name and mark.

“Products” or “Product” shall mean Merchandise, Food, Alcoholic Beverages, Menu Items, and promotional items therefor, including but not limited to banners, brochures, coupons, circulars, table tents, advertisements and signage.

“Restaurant” or “Restaurants” shall mean the combined restaurant and bar concept to be designed, constructed and managed in accordance with the Cheeseburger in Paradise concept and operating System.

“Sublicensed Use” or “Sublicensed Uses” shall mean uses of the Licensed Marks which have been approved by Sublicensor pursuant to the terms of this Agreement.

“System” shall mean: (1) the Cheeseburger in Paradise concept and operating System; (2) all elements thereof including, without limitation, recipes; operating technologies and Newly Developed Marks; and (3) Licensed Marks.

“Territory” shall mean worldwide with the express exclusion of Hawaii, Mexico and Japan.

“Web Site” shall mean the promotional Internet web site designated by the URL “cheeseburgerinparadise.com.”

2.	Sublicense Grant.

a. Sublicensor hereby grants to Sublicensee, and Sublicensee hereby accepts, upon the terms and conditions stated in, and for the Term and Territory defined in this Agreement, an exclusive sublicense to use the CHEESEBURGER IN PARADISE mark for (i) the name of the Restaurants and signage and/or a logo for the name of the Restaurants; (ii) for the purpose of developing, decorating, advertising, promoting and operating the Restaurants, and (iii) for the purpose of designing, manufacturing, advertising, promoting and selling Products at the Restaurants, on the Web Site and in any additional channels of trade that are approved in advance by Sublicensor hereunder.

b. Jimmy Buffett hereby grants Sublicensee a non-exclusive right for the Term and Territory defined in this Agreement to use Jimmy Buffett’s name, image, likeness, song titles, literary titles and the song “Cheeseburger In Paradise”, upon the prior written approval of Jimmy Buffett (and/or his designee), which shall not be unreasonably withheld. Jimmy Buffett and Sublicensee acknowledge that the Restaurant will have the non-exclusive right to use images related to Jimmy Buffett, (e.g., parrots, fins, a seaplane) with the prior written approval of Jimmy Buffett (and/or his designee), which approval shall not be unreasonably withheld.

c. The exclusive sublicense grant enumerated in this section shall be subject to the following exceptions: (i) Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) shall have the right to use the CHEESEBURGER IN PARADISE mark at existing and future Margaritaville Restaurants as defined in Section 2.e.(i) of this Agreement, and existing and future Margaritaville retail stores, in a manner materially consistent with the use, as of October 12, 2000 of the CHEESEBURGER IN PARADISE mark at existing Margaritaville Restaurants and retail stores; (ii) Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) shall have the exclusive right to use the CHEESEBURGER IN PARADISE mark in conjunction with music, musical performances and entertainment events, including but not limited to phonorecords, sound recordings, movies, live concerts, music videos, and concert videos, in any configuration or media now known or hereinafter developed (including in any electronic media), which use shall not require the consent of Sublicensee; (iii) Sublicensor and/or Jimmy Buffett (or any entities Controlled by Sublicensor and/or Jimmy Buffett) shall have the exclusive right to use the CHEESEBURGER IN PARADISE mark in conjunction with any literary or artistic compositions in any configuration or media now known or hereinafter developed, including in any electronic media, which use shall not require the consent of Sublicensee; and (iv) Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffet) shall have the right to use the CHEESEBURGER IN PARADISE mark on merchandise featured or sold to or through the Coconut Telegraph and/or merchandise featured or sold at or in conjunction with musical performances, concert events, and tour events, in  a manner materially consistent with the use, as of October 12, 2000, of the CHEESEBURGER IN PARADISE mark on merchandise. Sublicensor shall not use or license others to use the CHEESEBURGER IN PARADISE mark in any manner materially inconsistent with Sublicensor and/or Jimmy Buffett’s (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) use of the mark as of October 12, 2000 as described in (i) and (iv) above, without the prior consent of Sublicensee, which consent shall not be unreasonably withheld.

d. Other than with respect to the exceptions in (i) through (iv) of Paragraph 2.c., above, and the existing agreements set forth in Exhibit A-1, which are incorporated herein by reference, Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) will not for itself/himself use or grant any sublicenses for third parties to use the CHEESEBURGER IN PARADISE mark in connection with any goods or services without the prior express written approval of Sublicensee, which Sublicensee may withhold at its sole discretion.

e. (i) The parties acknowledge and agree that Sublicensor and/or its subsidiaries, principals and Affiliates currently hold an interest in the Margaritaville restaurant concept (“Margaritaville Restaurant(s)”) with locations in Cancun and Cozumel, Mexico, New

Orleans, Key West and Orlando (Universal Studios), Florida, Las Vegas, Nevada, Myrtle Beach, South Carolina, and New Orleans, Louisiana. Sublicensee agrees that the Margaritaville Restaurants, as currently operated in Orlando (Universal Studios) with the following criteria, (A) a large scale “entertainment” concept with entertainment elements constructed as part of the interior of the building, (B) featuring live entertainment, (C) having the size of not less than 7,500 square feet, and (D) having an interior improvement cost (excluding cost of land and building) of not less than $300 per square foot (for purposes of applying this criteria, the cost of $300 per square foot shall be increased each year starting with 2001 by the annual increase in the Consumer Price Index or, if available, another U.S. government index more closely reflecting increases in construction cost), are not competitive with Sublicensee’s Restaurants. Jimmy Buffett and/or Sublicensor (and/or any entities Controlled by Jimmy Buffett and/or Sublicensor) shall have the right to continue to operate all of the Margaritaville Restaurants set forth above in this Subparagraph and open additional Margaritaville Restaurants which meet all the criteria specified in (A) through (D), above, but shall not have the right to operate or sublicense others to operate any Margaritaville Restaurants (other than the New Orleans and Key West locations) that do not meet all of the criteria of (A) through (D). Notwithstanding the foregoing, Jimmy Buffett and/or Sublicensor (and/or any entities Controlled by Jimmy Buffett and/or Sublicensor) shall have the right to operate, or sublicense others to operate for the Term and Territory defined in this Agreement, Margaritaville Restaurants which meet the criteria of (A), (B) and (C), but not (D), in the Caribbean, which shall mean the countries of Jamaica; Cayman Islands; St. Lucia; Dominican Republic; Dominica; Barbados; Antigua; Grenada; St. Maarten; Turks and Caicos Islands; British Virgin Islands; U.S. Virgin Islands and Cuba. Additionally, Jimmy Buffett and/or Sublicensor (and/or any entities Controlled by Jimmy Buffett and/or Sublicensor) shall have the right to operate, or sublicense others to operate, a Margaritaville Restaurant at the Jamaica airport in Montego Bay, Jamaica which does not meet any of the criteria of (A), (B), (C) or (D), above. The existing agreements in Exhibit A-1 relating to Margaritaville Restaurants (other than Key West, and New Orleans, as to criteria D the Caribbean and as to criteria (A), (B), (C) and (D) the Jamaica airport location) by Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) are subject to the criteria of (A) through (D) of this Subparagraph 2.e.(i).

(ii) Sublicensee acknowledges that Jimmy Buffett or any company of which Jimmy Buffett is a majority shareholder or Controlling party shall have the right to play or to authorize third parties to play the song “Cheeseburger in Paradise” or any of the songs performed, written, or recorded by Jimmy Buffett anywhere in the world.

f.    (i) Sublicensor can withdraw approval of Sublicensee’s use of the mark CHEESEBURGER IN PARADISE as the name of the Restaurants, Menu Items, Food, or Alcoholic Beverages if: [A] the Term of this Agreement expires or is earlier terminated; or [B] Sublicensor is required by law to do so, in which case Sublicensor acknowledges that such withdrawal may constitute a breach of this Agreement.

(ii) In the event that Sublicensor’s approval is withdrawn regarding Products pursuant to Subparagraph 2.f(i), Sublicensee shall be entitled to effect a 60-day sell-off of any of its stock of fully-manufactured Products.

(iii) Subject to the Cheeseburger in Paradise, Inc. Hawaii Settlement Agreement listed in Exhibit A-1 and the Third-Party Consents and Payments provisions contained in this Agreement, including Paragraph 10.i. herein, Sublicensor shall not restrict Sublicensee from: (A) advertising and promoting the Restaurants or Products; or (B) advertising and promoting the Restaurants as part of advertisements or promotions in electronic, print, broadcast or other media subject to Sublicensor’s rights of review and approval.

g. Jimmy Buffett is currently the owner of the domain name address “cheeseburgerinparadise.com” (the “Web Site”). The Web Site may be used by Sublicensee in connection with promotional materials and the sale of Products by the Restaurant(s). Upon submission of a written request by Sublicensee to Sublicensor when Sublicensee has at least five Restaurants operating concurrently, Jimmy Buffett will transfer ownership of the Web Site to Sublicensee.

h.    (i) Sublicensor, Holdings and Jimmy Buffett agree to maintain the license containing the grant of rights from Jimmy Buffett to Holdings and the sublicense from Holdings to Sublicensor, in full force and effect during the Term of this Agreement. Further, as long as Sublicensee is not in default of this Agreement, any default in the master license agreement from Jimmy Buffett to Holdings or the sublicense from Holdings to Sublicensor shall not constitute a default under this Agreement and Jimmy Buffett and Sublicensor shall recognize the full force and effect of this Agreement.

(ii) Holdings will not violate or license others to violate Paragraphs 2.a, the last sentence of 2.c., 2.d. or 2.e.(i) of this Agreement. Jimmy Buffett shall prohibit Holdings or any entity Controlled by Jimmy Buffett (as defined in Paragraph 1) from violating Paragraphs 2.a., the last sentence of Paragraphs 2.c., 2.d, or 2.e.(i) of this Agreement. Jimmy Buffett shall be personally liable for any breach or default resulting from any act which would be a breach or default of Paragraphs 2.a., the last sentence of Paragraphs 2.c., 2.d. or 2.e.(i) of this Agreement, or the representation and warranty contained in Paragraph 4.(a)(iv) of this Agreement, by any entity Controlled by Jimmy Buffett, provided that the breach or default results in damage to Sublicensee or its successors or assigns. In the event of a breach or default by a person or entity other than an entity Controlled by Jimmy Buffett, Jimmy Buffett shall have personal liability for such breach or default only if (x) the net worth of Holdings and Sublicensor, at the time of discovery of the breach or default and continuing until the remedy thereof is substantially less than their net worth as of the date of this Agreement; or (y) Jimmy Buffett has signed any document that directly authorizes the third party to engage in any conduct that would violate Section 2 of this Agreement; or (z) Jimmy Buffett has given to the third party any personal assistance directly connected to the specific activity that constitutes the breach or default. In the event Jimmy Buffett is personally liable for a breach or default by a person or entity other than an entity Controlled by Jimmy Buffett solely under clause (x) of the immediately preceding sentence, Jimmy Buffett’s personal liability shall be limited to commercially reasonable efforts to remedy the breach or default. In no event shall Jimmy Buffett be personally liable for a breach of this Agreement until he receives notice of the breach and has the opportunity to cure the breach pursuant to Paragraph 17 of this Agreement.

3.	Cessation of Development.

a. For purposes of this Agreement, Sublicensee shall be deemed to have ceased development if Sublicensee has not, in any period of twenty-four (24) consecutive months, opened three (3) new Restaurants.

b. If Sublicensee ceases development:

(i). Sublicensor shall have the exclusive right and option to purchase the entire (and not less than the entire) Membership Interest of Outback in Sublicensee for its Fair Market Value.

(ii). Determination of Fair Market Value. For the purposes of this Section 3, the “Fair Market Value” of the Membership Interest at issue shall be determined in the following manner:

(i) Outback and Sublicensor shall in good faith attempt to agree upon the Fair Market Value of Outback’s Membership Interest within ten (10) days following Outback’s receipt of Sublicensor’s notice of exercise of its purchase option. If there is no agreement on the Fair Market Value, Outback and Sublicensor shall in good faith attempt to agree upon a mutually acceptable appraiser within fifteen (15) days following the date of the notice of exercise. In the event they fail to so agree, two (2) appraisers shall be appointed within thirty (30) days following the date of the notice of exercise, one by Outback, and one by Sublicensor. If Outback, on the one hand, or Sublicensor, on the other hand, fail to appoint an appraiser within the thirty (30) day period specified herein, the sole appraiser appointed within such thirty (30) day period shall be the sole appraiser for the purposes of determining Fair Market Value of Outback’s Membership Interest to be purchased pursuant to this Section 3. Outback and Sublicensor shall promptly provide notice of the name of the appraiser so appointed by such party to the other. The initial two appraisers shall in good faith attempt to agree on the appointment of a third appraiser within fifteen (15) days of the expiration of the thirty (30) day period. If the first two appraisers fail to agree upon a third appraiser within such fifteen (15) day period, either Outback or Sublicensor may demand the appointment of an appraiser be made by the then director of the Regional Office of the American Arbitration Association located nearest to Orlando, Florida, in which event the appraiser appointed thereby shall be the third appraiser. Each of the appraisers shall submit to Outback and Sublicensor, within thirty (30) days after the final appraiser has been appointed (“Appraisal Period”), a written appraisal (the “Appraisal”) of the Fair Market Value of Outback’s Membership Interest.

(ii) In connection with any appraisal conducted pursuant to this Agreement, the parties hereto agree that any appraiser appointed hereunder shall be given full access during normal business hours to all information required and relevant to a valuation of Outback’s Membership Interest.

(iii) If three appraisers are appointed, the Fair Market Value of Outback’s Membership Interest in question shall be equal to the numerical average of three appraised determinations; provided, however, that if the difference between any two appraisals is not more than ten percent (10%) of the lower of the two, and the third appraisal differs by more than twenty-five percent (25%) of the lower of the other two appraisals, the numerical average of such two appraisals shall be determinative.

(iv) Any appraiser, to be qualified to conduct an appraisal hereunder, shall be an independent appraiser (i.e., not affiliated with Outback, its officers, directors or controlling persons, Sublicensor or the MHI Principals), an M.A.I. appraiser or its equivalent, and shall be reasonably competent as an expert to appraise the value of the Membership Interest. If any appraiser initially appointed under this Agreement shall, for any reason, be unable to serve, a successor appraiser shall be promptly appointed in accordance with the procedures pursuant to which the predecessor appraiser was appointed.

Notwithstanding the foregoing, if the determination of the Fair Market Value of Outback’s Membership Interest by appraisal is not completed and all appraisal reports delivered as provided herein within the Appraisal Period, then all closing, payment, and similar dates subsequent thereto shall be automatically extended one (1) day for each day delivery of the appraisal reports is delayed beyond the end of the Appraisal Period.

(v) The cost of the appraiser appointed by each party shall be borne by each such party. The cost of the third appraiser, if any, or the sole appraiser, in the event Outback and Sublicensor mutually agree upon a single appraiser, shall be borne equally by Outback and Sublicensor.

c. Exercise of Rights.

(i) Sublicensor shall exercise the purchase option contained herein by giving written notice thereof (“Notice of Election”) to Outback within sixty (60) days of the date of cessation of development (being the first day of the calendar month following the expiration of the applicable period). If not timely and properly exercised as provided in this Section, Sublicensor’s purchase option shall lapse and shall thereafter be null and void.

(ii) The closing for any purchase hereunder shall be consummated and closed in the Company’s principal office on a date and at a time designated by Sublicensor in a notice to Outback, provided such consummation and closing date shall occur within ninety (90) days from the end of the Appraisal Period. At such closing, Outback shall execute and deliver all documents and instruments as are necessary and appropriate, in the opinion of counsel for the Company, to effectuate the transfer of Outback’s Membership Interest and Sublicensor shall deliver the purchase price.

d.  If Sublicensee ceases development and Sublicensor does not timely exercise its purchase option, then Sublicensee shall have twelve (12) months from date of cessation of development to sell the existing Restaurants to a buyer that intends to resume development of the Restaurants pursuant to the terms of this Agreement (“Buyer”). Sublicensor shall have the final right of approval over any Buyer presented by Sublicensee pursuant to this Paragraph 3e., which approval Sublicensor may withhold at Sublicensor’s sole discretion.

e. If Buyer is approved by Sublicensor, Buyer shall have the following amount of time from date of Buyer’s closing on the purchase in which to resume development of the Restaurants. Buyer shall be deemed to have resumed development pursuant to this Agreement when: (i) Buyer opens at least one (1) new Restaurant within eighteen (18) months of closing and (ii) Buyer can show at least one (1) signed agreement for the opening of a second Restaurant in a twelve (12) month period.

f. If the Restaurants are not sold by Sublicensee within twelve (12) months of Sublicensee’s cessation of development for any reason, or if a subsequent Buyer does not resume development as provided in Subparagraph 3.f., this Agreement shall become non-exclusive. In any such event, Sublicensor shall have the right to use the Licensed Marks on any restaurant which is more than a 75 mile geographic radius mile from an existing Restaurant.

g. Notwithstanding the above, if Sublicensee has at least 250 Restaurants open, Sublicensor shall have no rights to develop any additional Restaurants under any circumstances, unless: (a) the number of Restaurants subsequently falls below 200; or (b) the amount of royalty income paid to Sublicensor falls below $ 25 million per year. Sublicensee may, at its sole discretion, choose to supplement the royalty amount so that it does not fall below $ 25 million per year.

h. No Denigration. Sublicensee shall not denigrate or cause the denigration of the Licensed Marks, and shall not take any other action not approved by Sublicensor as provided herein that is harmful or potentially harmful to or which disparages, ridicules or demeans the goodwill and reputation of Sublicensor, Jimmy Buffett or the Licensed Marks. Sublicensor shall not denigrate or cause the denigration of any Newly Developed Marks or Outback Property, and shall not take any other action that is harmful or potentially harmful to or which disparages, ridicules of demeans the goodwill and reputation of Sublicensee, Outback, Outback Property, or the Newly Developed Marks.

i. Third-Party Sublicenses. Sublicensee shall obtain a license for the use by Sublicensee of any intellectual property owned or controlled by a third party which is neither Sublicensed pursuant to this Agreement nor created by Sublicensee.

4.	Representations and Warranties.

a. As to specifically the name, trademark and service mark CHEESEBURGER IN PARADISE identified in Exhibit B attached hereto and incorporated herein by reference, Sublicensor represents and warrants to Sublicensee that subject to the existing agreements set forth in Exhibit A-1, and third-party infringements set forth in Exhibit A-2, which are incorporated herein by reference (together, the “Disclosures set forth in Exhibit A”):

(i)
Sublicensor (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) is the exclusive sublicensee of the CHEESEBURGER IN PARADISE mark in the United States pursuant to an exclusive master license grant from Jimmy Buffett to Holdings and an exclusive sublicense from Holdings to Sublicensor;

(ii)
Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) has the right to grant the sublicense to use the CHEESEBURGER IN PARADISE mark in the United States, when approved as provided herein, pursuant to an exclusive master license grant from Jimmy Buffett to Holdings and an exclusive sublicense from Holdings to Sublicensor;

(iii)	No rights of third parties will be infringed or otherwise violated by Sublicensee's use of the CHEESEBURGER IN PARADISE mark in the United States as permitted in this Agreement; and

(iv)
Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) has not granted to any third party(ies) any rights that would preclude or conflict with the grant of rights to use the CHEESEBURGER IN PARADISE mark in the United States that is granted to Sublicensee by this Agreement and pursuant to an exclusive master license grant from Jimmy Buffett to Holdings and an exclusive sublicense from Holdings to Sublicensor; and

(v)	Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) shall engage in commercially reasonable efforts to protect and defend the Licensed Marks.

b. With respect to any intellectual property not specifically designated above, including use of the CHEESEBURGER IN PARADISE mark outside of the United States and in any U.S. territories, Sublicensor grants to Sublicensee all rights that Sublicensor has within the Territory, without making any representations or warranties therefor.

5.	Assignability and Sublicensing.

Except as otherwise expressly permitted in this Agreement, Sublicensee shall not have the right to assign, transfer or sublicense any of its rights hereunder without the consent of Holdings, which Holdings may withhold at its sole discretion. Notwithstanding the prior sentence, Sublicensee has the right to merge with another company and to sell any or all of its outstanding stock or member interest to another company. Holdings shall have the right to utilize royalties paid by Sublicensee, or any successor in interest or any transferee of any rights, without any restrictions.

6.	Term.

The term of this Agreement (“Term”) shall commence on the date hereof and shall continue perpetually unless and until the termination provisions set forth in Section 17 of this Agreement are exercised.

7.	Royalties and Fees.

a. The parties acknowledge that Sublicensee has paid fees to Sublicensor pursuant to the Original Agreement. In addition, Sublicensee has previously paid Holdings for consulting services. Sublicensee shall pay to Sublicensor as consideration for the sublicense in this Sublicense Agreement of the Licensed Marks, a sublicense for all sales which are not the subject of paragraph 7.b. as follows:

(i)
on the day of Sublicensee’s official opening of the twentieth (20th) Restaurant to the public, Sublicensee shall pay to Sublicensor an additional twenty thousand dollars ($20,000) and shall pay to Holdings an additional nine hundred eighty thousand dollars ($980,000) for consulting services; and

(ii)
commencing January 1, 2005, four and one half percent (4.5%) of each Restaurant’s Net Sales (as defined in Section 1 of this Agreement) which shall be paid to Sublicensor within ten (10) business days after the end of each calendar month

b. Sublicensee shall pay Holdings fifty (50) percent of all net profits derived from licensing fees or royalties or any other form of revenue received by Sublicensee for use of the Licensed Marks on any product sold through a channel of trade other than the Restaurants. The sublicense granted pursuant to this Paragraph 7.b. shall only be available to the Sublicensee after it receives express, written consent from the Sublicensor regarding the proposed sales of products through a channel of trade other than the Restaurants. The calculation of net profits shall be based on generally accepted accounting principles unless the Sublicensor and Sublicensee agree to the contrary.

c. The royalty payable to Jimmy Buffett by Sublicensor shall be provided for in a separate document.

8.	Statements and Payments.

a. Within ten (10) days after the end of each month during the Term of this Agreement, Sublicensee shall provide to Sublicensor a complete and accurate accounting statement for that month of its Net Sales relating to Products sold under this Agreement, said statement to be certified as accurate by Sublicensee. Each such accounting statement, which shall be in conformance with the reasonable requirements of Sublicensor, must be submitted whether or not any royalties have been earned during the accounting period. Accounting statements and accompanying royalties, if any, shall be delivered to Sublicensor, do Gelfand, Rennert & Feldman, 1880 Century Park East, Suite 900, Los Angeles, California 90067, Attn: Irwin L. Rennert, via nationally recognized overnight courier service that obtains acknowledgment of receipt by the addressee.

b. Acceptance by Sublicensor of any statement furnished or royalties paid shall not preclude Sublicensor from questioning its correctness and, in the event that any inconsistencies or mistakes are discovered, they shall be rectified by Sublicensee within seven (7) calendar days of receipt by Sublicensee of Sublicensor’s written notice of the inconsistency or mistake.

c. Time is of the essence with respect to all payments to be made and interest at a rate of prime rate plus five (5) percent per annum, to be calculated monthly on the unpaid balance, or the maximum legal rate of interest, whichever is lower, shall accrue on any amount due Sublicensor calculated from the date on which payment was due.

9.	Audit.

a. Sublicensee shall keep complete and accurate books of account at its principal place of business covering all transactions relating to this Agreement.

b. All books of account and records of Sublicensee relating to this Agreement shall be retained for at least four years after the end of each fiscal year to which they pertain.

c. Sublicensor or its duly authorized representative shall have the right, at reasonable hours of the day and upon reasonable, advance notice, to examine, audit and copy such books of account, records, and all other documents and material in Sublicensee’s possession or control with respect to this Agreement and to make summaries thereof. In the event that such an audit reveals an underpayment by Sublicensee, Sublicensee shall, within seven (7) calendar days after Sublicensor’s notice of such underpayment, remit payment to Sublicensor in the amount of the underpayment plus interest calculated at the rate of prime rate plus five (5) percent per annum, or be calculated monthly on the unpaid balance, or the maximum legal rate of interest, whichever is lower, calculated from the date such payment(s) were actually due. Regarding each accounting statement, Sublicensor must give written notice of an intent to exercise the rights granted in this Paragraph 9.c. no later than the third anniversary of Sublicensor’s actual receipt of each accounting statement that is the subject of the examination.

d. If Sublicensee’s payments are not accurate by five percent (5%) or more, Sublicensee shall pay the costs of the audit. Additionally, Sublicensee shall immediately pay to Sublicensor the difference between the amount paid and the amount owed, plus interest at the prime rate.

10.	Quality, Notices, Approvals and Samples.

a. Sublicensor’s Right of Approval.

Sublicensee acknowledges that the loyalty of Jimmy Buffett’s fans is an asset of tremendous value to Sublicensor and Jimmy Buffett, and that meeting fan expectations for a quality, fun experience at the Restaurants is of paramount importance. To that end, Sublicensor, for its own protection and as the quality control representative of Jimmy Buffett, shall, provided that such right is not exercised in a manner intended to frustrate the purpose of the grant of the sublicense, have the right to approve or disapprove (1) the taste, texture and quality of Food items; (2) each particular use of the Licensed Marks; and (3) each particular use of the “Cheeseburger in Paradise” song, including, but not limited to:

(i) use of the Licensed Marks in connection with the design, manufacture, packaging, promotion and sale of Products;

(ii) use of the Licensed Marks in connection with the Products;

(iii) the methods of advertising, promoting or marketing the Products or Restaurants, including without limitation, (a) the incorporation of any element of the Licensed Marks into any design of the Restaurants, audio or video programming at the Restaurants, or other entertainment programming at the Restaurants and (b) promotions, sponsorships, advertising or tradeouts in and/or for the Restaurants or that focus primarily on the Restaurants;

(iv) any other materials or articles of any kind or nature that use the Licensed Marks; and

(v) the use of the “Cheeseburger in Paradise” song in any audio or video promotions or advertising in and/or for the Restaurants and, if approved in writing in advance of such use, any other use of that song approved by Margaritaville Holdings.

b. Submission of Proposed Uses for Approval. Sublicensee shall submit to Sublicensor, for approval, prototypes or samples of each Product, prior to the manufacture or dissemination of such Product. The Product shall be submitted with its proposed labeling and packaging, if possible, but no Product shall be deemed approved unless and until its labeling and packaging are also approved, if they are submitted separately. If Sublicensee elects to first submit a design, which Sublicensor approves, Sublicensee must still, except with respect to matched print advertising, thereafter submit a prototype or sample for Sublicensor's approval. With respect to matched print advertising, Sublicensee must provide Sublicensor with a copy of the advertisement as it appeared in any and all media promptly upon the first appearance of the advertisement in any medium. As an example, if the identical advertisement is run for three succeeding days in the same newspaper, Sublicensee need provide only the first day’s advertisement, but Sublicensee shall indicate the additional days on which the advertisement will appear in that newspaper. Prototypes submitted by Sublicensee shall, upon Sublicensee’s written request, be returned by Sublicensor. It shall not, however, be a breach of this Agreement if Sublicensor fails to return a prototype. Sublicensee shall submit to Sublicensor, for approval, a CD for each audio use and a DVD for each video use of the “Cheeseburger in Paradise” song, depicting the particular use of the song.

c. Sublicensor’s Approval of Proposed Uses.

Sublicensor shall use its commercially reasonable efforts to send a written notice of approval or disapproval of each submission as outlined in Paragraph l0.b. within fifteen (15) calendar days following Sublicensor’s receipt of the submitted item. Written approval or disapproval shall be sent via facsimile or nationally recognized overnight courier service that obtains acknowledgment of receipt by the addressee. Notwithstanding anything to the contrary in this Agreement, failure of Sublicensee to receive written approval of any such submitted item within fifteen (15) calendar days following Sublicensor’s receipt of Sublicensee’s submission, which receipt can be verified by independent documentation produced by Sublicensee, shall constitute approval of the proposed use. However, if Sublicensor provides Sublicensee with written confirmation that Sublicensee may use such submitted item, even after the expiration of a 15-day period, Sublicensee is authorized, subject to the terms and conditions of this sublicense, to use the submitted item. Sublicensor’s approval, given during a Management Committee meeting (as designated in the Operating Agreement) shall constitute approval in accordance with the requirements of this Paragraph 10.c. Sublicensee shall not have the right to use the Licensed Marks or any element thereof unless the particular use by Sublicensee has been approved by Sublicensor as provided in this Paragraph l0.c.

d. Conformity of Sublicensed Uses to Approved Samples.

All Sublicensed Uses shall conform in all respects, including style, appearance, materials, contents, workmanship and overall quality, to the prototypes or samples that Sublicensor has approved in writing.

(i) If any Sublicensed Use later fails to conform to the approved prototype or sample, then, within seven (7) calendar days after Sublicensee’s receipt of written notice to that effect from Sublicensor, Sublicensor shall have the right to withdraw its approval of the Sublicensed Use(s) by delivery of a further written notice if the failure identified in the initial notice has not been cured. Sublicensee shall then, upon receipt of such further notice, immediately cease use of the particular Sublicensed Use(s) identified in the notice.

(ii) Upon Sublicensor’s request, Sublicensee will furnish to Sublicensor, without charge, a reasonable number of samples of each Product, with its usual packaging and labeling, if applicable, to permit Sublicensor to confirm that Sublicensor’s standards are being observed. Sublicensor or its representatives shall also have the right, at any time during normal business hours for the Restaurants, to inspect Products at the Restaurants or wherever Products are sold, and take a reasonable number of samples for purposes of quality inspection, and shall have the right to visit the plant or plants where the Products are made at any time during normal business hours for purposes of quality inspection. For purposes of this Subparagraph 10.d.(ii) only, if any Merchandise comes in various colors and sizes, such as a T-shirt, all the colors and sizes collectively shall constitute one item of Merchandise, and samples of each size and color need not be provided.

e. Restaurants.

(i) Material aspects of the Restaurants’ design and operating plans shall be subject to Sublicensor’s approval, which right shall not be exercised so as to frustrate the purpose of the grant of this sublicense. The approval of both parties shall be required regarding Sublicensee’s policies on accommodating Jimmy Buffett fan clubs at the Restaurants. Sublicensor has the right and shall be given the opportunity to inspect each Restaurant at any time during its construction and after all construction and interior decor and fitting out is completed and each Restaurant is ready to open.

(ii) No material aspect of the System shall be changed without Sublicensor’s approval in writing, which right shall not be exercised so as to frustrate the purpose of the grant of this sublicense.

(iii) Sublicensor shall have the right to inspect all areas (public and non-public) of each Restaurant at any time, to be served food and drink during regular hours of service which, when consumed in public areas of each Restaurant, shall be free of charge during regular hours of service; to interview management and staff; and to inspect records (including, without limitation, letters or notes regarding customer complaints) to make sure that Sublicensor’s standards are being observed. Further, the overall quality of each

      Restaurant shall not be less than that of either the existing Outback Steakhouse restaurants or existing Margaritaville Restaurants.

f. Ownership of Artwork.

(i) All depictions of the Artwork and the copyright in all Artwork shall be solely and exclusively owned by Sublicensor, except as otherwise provided in Subparagraph 10.f.(iii). Notwithstanding Sublicensor’s ownership of all Artwork, Sublicensor agrees that prior to the expiration or earlier termination of this Agreement it will not use Artwork developed by Sublicensee unless Sublicensee has consented to such use, it being acknowledged by Sublicensee that Sublicensor has the right to use any underlying Licensed Mark that is incorporated in any such Artwork.

(ii) Any and all original Artwork shall be sent to Sublicensor at no cost and prepaid at Sublicensor’s request not later than thirty (30) days following the termination or expiration of this Agreement.

(iii) To the extent that Sublicensee uses Outback Property on Products, Sublicensor agrees that the Outback Property shall continue to be solely owned by Outback and that Sublicensor shall not register as a trademark or service mark any mark that includes Outback Property. Sublicensor shall indicate on any copyright application in which the deposit specimen incorporates an element of Outback Property that the Outback Property is a preexisting work excluded from the scope of copyright sought.

g. Approval not a Warranty. Sublicensor’s approval of a Sublicensed Use or Artwork does not mean that Sublicensor has determined that the item conforms to applicable laws, that the item is safe or fit for its intended purpose or that the item does not infringe the intellectual property or contractual tights of others, except as otherwise expressly set forth herein. Sublicensor may also revoke an approval if the item subsequently proves to be unsafe, to be deficient in quality, to violate any law or to violate the rights of others that are subsequently learned to have existed at the time approval was granted.

h. Licensed Marks and Newly Developed Marks.

(i) Sublicensee shall have the right to request that existing or newly developed names, trademarks or service marks that incorporate an element of the Licensed Marks be included in Exhibit B hereto as Licensed Marks and Sublicensor shall have the right to reasonably grant or deny such request. The denial of such a request on the ground that Sublicensee does not control the particular element of the Licensed Marks for which a use is sought, or on the ground that existing rights of a third party prevent approval of the request, shall not be deemed to frustrate the purpose of the grant of this Agreement.

(ii) Sublicensee shall own any Newly Developed Marks, consisting of trademarks or service marks that do not incorporate any element of the Licensed Marks.

(iii) With respect to elements of the Licensed Marks that are subsequently included in Exhibit B hereto in accordance with Subparagraphs 10.h.(i) and (ii), Sublicense must still seek approval of each Sublicensed Use (as defined herein) of each new element of the Licensed Marks pursuant to Paragraph 10.b. hereof. To the extent that Sublicensor or Sublicensor’s principal intellectual property attorneys are, at the time approval is requested, aware of exceptions to the representations and warranties set forth in this Sublicense as they relate to certain of such additional Licensed Marks, Sublicensor will provide Sublicensee with such information. It is contemplated that such information will be added to the Disclosures set forth in Exhibit A of this Agreement, as appropriate, but it shall not be a breach of this Agreement if instead the information is conveyed to Sublicensee in written form at the time the approval is given.

(iv) At the time that Sublicensor grants approval of an element of a Licensed Mark for proposed use as a trademark or service mark, if the Licensed Mark is not already registered as a federal trademark or service mark with the U.S. Patent and Trademark Office for the goods or services on which the Licensed Mark is proposed to be used, then Sublicensee will bear the cost of searching the availability of the mark for use and registration and prosecution of any subsequent trademark application. Sublicensor will control the process of searching, registering and protecting such subject trademark application and will cooperate with Sublicensor’s intellectual property attorneys in order to facilitate any search, registration and/or prosecution of such subsequent trademark application. If Jimmy Buffett and/or Sublicensor (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) thereafter makes use of the mark for such goods or services outside the Restaurants prior to the expiration or earlier termination of this Agreement, Sublicensor will, within seven (7) days after Sublicensor’s receipt of a written reimbursement request from Sublicensee, reimburse Sublicensee for Sublicensee’s actual out-of-pocket costs of having searched the mark and prosecuted the trademark application.

i. Third-Party Consents and Payments.

(i) Any use of any element of the intellectual property of Jimmy Buffett by Sublicensee, other than the use of the Licensed Marks pursuant to the terms of this Agreement, including but not limited to the use by Sublicensee of any element of any book, short story or other literary property authored or co-authored by Jimmy Buffett and the use by Sublicensee of any element of any musical composition recorded by Jimmy Buffett such as music, lyrics, song titles or concert videos (collectively, “Other Use”) shall be subject to Sublicensee’s obligation: (1) to obtain the consent of all appropriate third parties, including but not limited to publishers, record companies, unions, guilds, and public performance societies; and (2) to pay all third-party license fees, royalties and other costs in connection therewith; provided, however, that, if such Other Use is otherwise approved by Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) pursuant to this Agreement, Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) shall grant or cause its Affiliates to grant to Sublicensee the requested consent for such Other Use to the extent that Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) control such Other Use, and Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) shall use reasonable efforts to facilitate Sublicensee’s attempts to obtain third-party consents for such Other Use to the extent that Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) do not control such Other Use.

(ii) Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) shall not receive any compensation for their consent to the Other Use pursuant to Subparagraph 10.(i)(i)(3) hereof other than (1) the Royalties and/or Fees described in Paragraph 7 of this Agreement and (2) royalties, except for the song “Cheeseburger In Paradise”, ordinarily paid by or to book publishers, music publishers, record companies and their respective creative contributors (e.g., authors, recording artists, producers and songwriters) for the exploitation of books, audio recordings, visual recordings, and audio-visual recordings (collectively, “Primary Copyright Material”) in any configuration or media now known or hereinafter developed, including in any electronic media, other than as an element of a restaurant design, a menu, or an item of merchandise that is not an item of actual Primary Copyright Material.

j. Prototypes. Both parties acknowledge that it is the intent but not the obligation of the parties to use McBride and Company for the development of the prototype and design of the CHEESEBURGER IN PARADISE marks and logos, so long as McBride and Company is reasonable in determining any financial obligation of Sublicensee for such development. Failure to retain McBride and Company shall not constitute a breach of this Agreement.

11.      Required Markings. Sublicensee will display on Products any legends, markings or notices that are required by law or that Sublicensor may reasonably request. Notwithstanding the foregoing. Sublicensee shall not make any reference to the Licensed Marks without including the ® or TM symbol, as appropriate, and including the notation “[mark] is used under license.” Sublicensee may only eliminate any or all legends, markings, notices or references with the express prior approval of Sublicensor. Upon receipt of written notice from Sublicensor, Sublicensee shall have seven (7) days to cure any omissions of such legends, markings or notices.

12.	Ownership of Licensed Marks.

a. Sublicensee acknowledges that, as between it and Sublicensor, Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) is the owner of all rights in the Licensed Marks and the goodwill associated therewith throughout the world and that Sublicensee has the exclusive right to use the CHEESEBURGER IN PARADISE mark subject to: (i) the Disclosures set forth in Exhibit A, and (ii) this Agreement.

b. Sublicensee agrees, during the Term of this Agreement and thereafter, never to attack the rights of Sublicensor and/or Jimmy Buffett in and to the Licensed Marks or the validity of the sublicense being granted herein.

c. Sublicensee agrees that its use of the Licensed Marks inures to the benefit of Sublicensor and/or Jimmy Buffett and that Sublicensee shall not acquire any rights whatsoever in the Licensed Marks other than the rights expressly provided in this Agreement

d. Sublicensor reserves to itself all rights, if any, not expressly granted to Sublicensee or subject to a prohibition on Sublicensor’s use or license to others to use.

e. Subject to Sublicensee’s rights pursuant to Paragraph 17 of this Agreement, Sublicensee agrees and acknowledges that following the expiration or earlier termination of this Agreement, Sublicensee will not use any of the Licensed Marks for any purpose, including without limitation on or in connection with Restaurants, Products, Food, Menu Items, Alcoholic Beverages or otherwise.

13.	Trademark and Copyright Protection and Infringements.

a. Sublicensor may obtain at its own cost and in Jimmy Buffett’s own name or the name of an Affiliate or Sublicensor, appropriate copyright and trademark protection for the Licensed Marks or newly developed marks not designated as Licensed Marks worldwide, subject only to the attached Exhibits A-l and A-2. Sublicensee agrees reasonably to cooperate with Sublicensor in protecting the Licensed Marks, and for that purpose, Sublicensee will supply to Sublicensor or its representatives from time to time and at no charge such samples, containers, labels and similar material, and information regarding the Products or services offered under this Agreement, as reasonably may be required. Sublicensee also will execute and deliver to Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett), at any time, whether during or after the Term of this Agreement and without further consideration, such instruments of transfer and other documents as Sublicensor may prepare and reasonably request in order to confirm Sublicensor’s and/or Jimmy Buffett’s copyright or trademark ownership rights.

b. Sublicensee agrees that it shall not at any time, anywhere in the world, apply for any registration of any copyright, trademark or other designation which would affect the ownership of the Licensed Marks by Sublicensor and/or Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) nor file any document with any governmental authority to take any action which would affect the ownership of the Licensed Marks by Sublicensor and/or by Jimmy Buffett (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett).

c. When requested by Sublicensor, Sublicensee agrees to assist Sublicensor in connection with any intellectual property claims dealing with the enforcement of Sublicensor’s and/or Jimmy Buffett’s (and/or any entities Controlled by Sublicensor and/or Jimmy Buffett) rights in the Licensed Marks that Sublicensor may choose to bring. Sublicensor agrees to reimburse Sublicensee’s reasonable out-of-pocket expenses incurred in providing such assistance. With respect to any intellectual property actions not caused by any breach of this Agreement by Sublicensee that Sublicensor may choose to bring, Sublicensor shall, at Sublicensor’s cost and expense, employ counsel of its own choice to direct the handling of such claims and any settlement thereof. Sublicensor shall be entitled to receive and retain all amounts awarded as damages, profits or otherwise in connection with such suits.

d. With the exception of any matters disclosed in the attached Exhibit A-1 and A-2, Sublicensee hereby warrants that, as of the date of this Agreement, it has no knowledge that anyone other than Sublicensor and/or Jimmy Buffett has any rights, including without limitation copyright or trademark rights, in or to the CHEESEBURGER IN PARADISE mark, or any element thereof, in the United States.

e. Sublicensor agrees that it shall promptly take commercially reasonable steps to apply for and register the CHEESEBURGER IN PARADISE mark in the countries within the Territory that are specifically designated by Sublicensee in which Sublicensee can demonstrate a legitimate intent to open a Restaurant within eighteen (18) months of Sublicensee’s request that Sublicensor pursue the CHEESEBURGER IN PARADISE mark in that country.

14.	Indemnification.

a. Indemnification by Sublicensee. Sublicensee will defend, indemnify, and hold Sublicensor, and its affiliated companies, and the respective officers, directors, employees, agents, attorneys, heirs, members, successors, parents and assigns of the foregoing, harmless against and in respect of: (i) any and all loss, damage, or liability resulting from any breach or claim of breach of any representation or warranty or the no fulfillment of any covenant, agreement or obligation on the part of Sublicensee hereunder; and (ii) any and all actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys’ fees and expenses) instant to the foregoing, or resulting from tort claims or other claims arising out of Sublicensee’s use of the Licensed Marks, including, without limitation (A) product liability or similar claims based on sale of Products produced by, or to the order of, Sublicensee, and (B) injury, wrongful death, negligence or battery claims by customers of the Restaurants or their estates, except claims by a third party, based on facts or circumstances not otherwise disclosed in Exhibit A-1 or A-2 of this Agreement, that use of the CHEESEBURGER IN PARADISE mark pursuant to the terms of this Agreement infringes or otherwise violates a third party’s intellectual property.

b. Indemnification by Sublicensor. Sublicensor will defend, indemnify and hold Sublicensee and its officers, directors, employees, agents, attorneys, members, successors, parents and assigns harmless against and in respect of: (i) any and all loss, damage, or liability resulting from any breach or claim of breach of any representation or warranty or the non-fulfillment of any covenant, agreement or obligation on the part of Sublicensor hereunder (ii) any and all claims, actions, suits, proceedings, demands, assessments, judgments, costs and expenses (including reasonable attorneys’ fees and expenses), collectively referred to as “Claims” instant to the foregoing; and (iii) any and all Claims by a third party based on facts not otherwise disclosed in Exhibit A-1 or A-2 to this Agreement that use of the CHEESEBURGER IN PARADISE mark pursuant to this Agreement infringes or otherwise violates such third-party’s intellectual property rights. For avoidance of doubt, there is no indemnification to Sublicensee with respect to Sublicensee’s use of any of the Licensed Marks outside the United States, including U.S. territories, or for use of Licensed Marks other than the CHEESEBURGER IN PARADISE mark within the United States.

c. Notification. If any demand, claim or suit is asserted or instituted with respect to which a party may be entitled to indemnification under the foregoing provisions, such party will give prompt notice thereof to the party who or which may be liable for indemnification, including full details to the extent known.

d. Third-Party Intellectual Property Claims.

With respect to infringement claims by third parties against Sublicensee asserting that Sublicensee’s use of the Licensed Marks infringes their rights, Sublicensee will give prompt notice thereof to Sublicensor and Sublicensor shall have the sole right to direct and control the defense and settlement of such claims at Sublicensor’s sole expense, unless such claims are based on the breach of this Agreement by Sublicensee, in which case such costs shall be borne exclusively by Sublicensee. Such rights shall not be exercised in an arbitrary or capricious manner.

15.       Video Simulcasts.

If Margaritaville Holdings, LLC receives a transmission of a concert or other performance, of music performed by Jimmy Buffett, except for a transmission of a live concert or other live performance intended to be transmitted within a one (1)-mile radius, in the United States, Sublicensor shall cause Margaritaville Holdings, LLC to permit Sublicensee, if Sublicensee elects to do so, to have the transmission simultaneously broadcast to the Restaurants. Notwithstanding the above, the Sublicensor has no duty to permit the transmission of any such broadcast unless the Sublicensee maintains its own equipment with an operating level that is substantially equal to or greater than the equipment found at Jimmy Buffett’s Margaritaville in Orlando, Florida.

16.	Insurance.

a. Sublicensee shall, throughout the Term of this Agreement, obtain and maintain at its own cost and expense, from a qualified insurance company, standard liability and product liability insurance, the form of which must be acceptable to Sublicensor, naming Sublicensor and Jimmy Buffett as additional named insureds. The amount of coverage shall be a minimum of ten million dollars (S 10 million) combined single limit with a two hundred fifty thousand ($250,000) self-insured retention deductible amount for each single occurrence for bodily injury and/or for property damage. No events can erode the coverage unless directly connected to the operation of the Restaurants. The policy shall provide for ten (10) days notice to Sublicensor from the insurer by registered or certified mail, return receipt requested, in the event of any modification, cancellation or termination of the insurance. Sublicensee agrees to furnish Sublicensor a certificate of insurance evidencing same within thirty (30) days after execution of this Agreement and, in no event, shall Sublicensee use the Licensed Marks prior to receipt by Sublicensor of such evidence of insurance.

b. Errors and Omission/Advertising Liability Insurance. Sublicensee shall use its best efforts to obtain an insurance policy naming Sublicensee and Sublicensor as named insureds and covering a minimum of ten million dollars ($10 million) resulting from any and all loss, damage, or liability resulting from Sublicensee’s use of the Licensed Marks pursuant to this Agreement. If Sublicensee is able to identify the availability of such a policy, then, prior to obtaining the policy, Sublicensee shall provide notice to Sublicensor specifying the precise terms and coverage of the policy, including the annual premium for the policy, and Sublicensee and Sublicensor jointly shall negotiate the terms of the policy with the insurer, such terms to be subject to the mutual approval and agreement of Sublicensee and Sublicensor. The annual premium for the policy initially shall be paid by Sublicensee, provided that, at the end of each fiscal year during which the policy is in place, Sublicensee may deduct from the royalties payable to Sublicensor hereunder an amount equal to twenty percent (2074 of the total annual premium for the policy paid during such fiscal year. Notwithstanding the foregoing provisions of this Paragraph 16.b., if Sublicensor, in Sublicensor’s absolute discretion, believes that the annual premium for the policy is not economically justified, then it shall so notify Sublicensee, in which case Sublicensee shall not be required to purchase the policy; provided that if Sublicensee then decides to purchase the policy, Sublicensee must then do so at its sole expense.

17.	Termination and Cure of Breach.

In the event that any party objects to an alleged breach by another party, the party alleging the breach shall give detailed written notice of the alleged breach to the other party. Except as otherwise provided below or elsewhere in this Agreement, the other party shall then have thirty (30) days after the date of the receipt of such notice either to cure the breach (in the case of breaches that reasonably can be cured within that period) or to begin to cure the breach (in the case of breaches that cannot reasonably be cured within that period; provided, however, that the other party diligently pursues the cure thereafter). The party claiming breach shall have no right to file suit for breach of this Agreement unless and until the thirty (30) day cure period has expired or, in the case of breaches that cannot reasonably be cured within thirty (30) days and in which the other party is diligently pursuing a cure, a reasonable additional period has expired.

a. In the circumstances set forth in this Paragraph, Sublicensor may terminate this Agreement upon seven (7) days’ advance, written notice to Sublicensee:

(i)	Sublicensee is dissolved, unless Sublicensee is administratively dissolved and the dissolution is cured within thirty (30) days;

(ii)
Sublicensee files a petition in bankruptcy or is adjudicated a bankrupt or insolvent, or makes an assignment for the benefit of creditors, or an arrangement pursuant to any bankruptcy law, or if a receiver is appointed for Sublicensee (or Sublicensee’s business) who or which is not discharged within thirty (30) days; or

(iii)	If, two or more times during a twelve (12) month period, Sublicensee fails to pay royalties or fails to make submission of royalty statements within thirty (30) days of the due date; or

(iv)
Sublicensee, its Affiliates, entities and their directors and senior officers take or cause Sublicensee or any of Sublicensee’s directors or senior officers to take any actions in connection with the Licensed Marks that materially damage Sublicensor and/or the Licensed Marks or materially disparage Sublicensor and/or Jimmy Buffett. Notwithstanding the

foregoing, Sublicensee acknowledges an affirmative responsibility to take commercially reasonable action to stop the conduct by any officers, directors, agents or employees of Sublicensee or its Affiliates in the event that any of the foregoing take or cause Sublicensee or any of Sublicensee’s officers, directors, agents or employees to take any actions in connection with the Licensed Marks that materially damage Sublicensor and/or the Licensed Marks or materially disparage Sublicensor and/or Jimmy Buffet Sublicensor reserves the right to pursue legal action against any individual or entity referenced in this paragraph in the event that the foregoing occurs. Both parties acknowledge that the above Subparagraph 17.a.(iv) shall not prohibit internal communication by Sublicensee, its officers, directors, agents or employees for the purpose of evaluating the relationship set forth in this Agreement between Sublicensor and Sublicensee.

b. In the circumstances set forth in this Paragraph, Sublicensee must commence and complete the cure of the breach as soon as possible and in no event later than seven (7) days from Sublicensor’s notice of breach with respect to Subparagraph 17.b.(i) and thirty (30) days from Sublicensor’s notice of breach with respect to Subparagraphs 17.b.(ii), and b.(iii):

(i)
Sublicensee is subject to any voluntary order of any government agency involving the safety, health or other hazards or risks to the public or, according to a government agency having jurisdiction, operates the Restaurants m a manner that is dangerous to the health and safety of the public; provided, however, that Sublicensee shall not be required to completely remedy such a breach within seven (7) days where that is not reasonably practicable, if it has promptly commenced and is diligently pursuing a cure;

(ii)
Sublicensee breaches any provision of this Agreement that prohibits Sublicensee from directly or indirectly assigning, transferring, sublicensing or otherwise encumbering this Agreement or any of its rights or obligations thereunder; or

(iii)
Sublicensee sells dangerously defective Merchandise, Food or Alcoholic Beverages without taking steps to reasonably correct or repair the defect immediately upon receipt of notice of the defect by Sublicensee. In addition to any other available remedies, Sublicensor shall have the right to withdraw approval of Sublicensee’ s use of the Licensed Marks in conjunction with Merchandise, Food or Alcoholic Beverages in the event a defect is not cured within sixty (60) days from the date Sublicensee first becomes aware of the defect.

18.	Effect of Termination.

a. Buy-Out by Sublicensor. If Sublicensor exercises and closes on its exclusive right and option to buy out Outback’s interest in Sublicensee pursuant to Section 3 (“Buy-Out”),

then all rights granted to Sublicensee pursuant to this Sublicense shall immediately revert back to Sublicensor.

b. Change of Name of Venue. Upon the expiration or termination of this Agreement with no Buy-Out by Sublicensor, Sublicensee shall have five (5) days to remove all Restaurant signage and sixty (60) days to sell any Food, Alcoholic Beverages or Merchandise manufactured prior to the expiration or termination of this Agreement Sublicensee acknowledges that, in the event that this Agreement expires or is terminated, all tights in and to the Licensed Marks shall revert immediately back to Sublicensor.

c. Products. Upon the expiration or earlier termination of this Agreement for any reason whatsoever, Sublicensee shall have no further right to manufacture or sell the Products, to display the Licensed Marks or to use the Licensed Marks in any way, and all uses of the above-referenced marks by Sublicensee shall cease, including, without limitation, the manufacture or sale of the Products, except as otherwise approved in writing by Sublicensor. Sublicensee will then destroy all Products, unless Sublicensor consents in writing to another manner of disposition. However, if this Agreement expires, or if this Agreement is earlier terminated, other than under a provision that gives rise to a right of termination under Paragraph 17.a. of this Agreement, (i) Sublicensee shall promptly furnish Sublicensor a full and complete inventory showing all Products on hand and in the process of manufacture, and (ii) Sublicensee shall provide written assurance to Sublicensor that Products in process of manufacture shall not be completed.

d. Upon the expiration or earlier termination of this Agreement, notwithstanding anything to the contrary herein, all accrued and unpaid royalties due hereunder shall become due and payable within seven (7) days after such event.

e. Sublicensee acknowledges that its failure to cease the use of the Licensed Marks, or any class or category thereof at the expiration or earlier termination of this Agreement, will result in immediate and irreparable damage to Sublicensor and to the rights of any subsequent Sublicensee of Sublicensor. Sublicensee acknowledges and admits that there is no adequate remedy at law for failure to cease the manufacture, sale or distribution and Sublicensee agrees that, in the event of such failure, Sublicensor shall be entitled to equitable relief by way of injunctive relief and such other relief as any court with jurisdiction may deem just and proper.

19.	Notices.

Except as provided in Subparagraph 8.a. of this Agreement with respect to royalty and service fee payments and Accounting Statements, all notices required to be sent to a party shall be in writing to the following addresses unless notification of a new address is properly provided in accordance herewith. All notices shall be delivered by facsimile and a nationally recognized overnight courier service that obtains written acknowledgment of receipt by the addressee. Notice shall be deemed given upon receipt.

To Sublicensor:       Cheeseburger Holding Company, LLC
256 Worth Avenue
Suite Q-R
Palm Beach, Florida 33480
Attention: John Cohlan
Facsimile: 561-835-9584

and       Jeffrey M. Smith
Greenberg Traurig, LLP
3423 Piedmont Road, Suite 200
Atlanta, Georgia 30305
Facsimile: 404-237-5260

To Sublicensee:    Cheeseburger in Paradise, LLC
2202 N. Westshore Blvd.
Suite 500
Tampa, FL 33607
Attention: Chris Sullivan
Facsimile: 813-281-2114

With a copy to:        Joe Kadow, Esq.
Outback Steakhouse Inc.
5th Floor
2202 N. Westshore Blvd.
Suite 500
Tampa, FL 33607
Facsimile: 813-281-2114

20.	Dispute Resolution.

Sublicensor and Sublicensee acknowledge that it is their respective best interests to resolve disputes arising out of the relationship created through this Agreement through mutual agreement without the assistance of the judicial process wherever reasonably possible. Sublicensor and Sublicensee agree that as a condition precedent to the institution of any litigation of issues between Sublicensor and Sublicensee arising out of this Agreement, the following efforts will be undertaken:

a.
First, disputes which are not promptly resolved by Sublicensee’s employee charged with responsibility for the day-to-day operation of the Restaurants and Sublicensor or Sublicensor’s designated representative shall be submitted for review and discussion to the senior executives of Sublicensee and Sublicensor who have full authorization to make decisions necessary to resolve the dispute.

b.
Second, in the event the dispute is not resolved through the efforts of the senior executives within ten (10) days following submission of the issue to the senior executives, either party may invoke mandatory mediation of the dispute utilizing the services of an independent licensed Mediator. The costs of the Mediator shall be shared equally between Sublicensor and Sublicensee. Senior executives from both parties shall personally participate in the mediation proceedings contemplated herein and shall endeavor in good faith to achieve a resolution of the dispute though mutual agreement The senior executives, who shall have full authority to decide on behalf of and bind their respective entities, will allocate at least one (1) full business day of their time in for the mediation process on any issue submitted to mediation hereunder.

c.
Third, in the event mutual agreement cannot be achieved though the foregoing process, within thirty (30) days from the date mediation begins, either party may submit the dispute for arbitration in Orlando, Florida. In the event a dispute is submitted for arbitration, both parties agree that the rules of the American Arbitration Association (AAA) shall govern.

d.	Fourth, any party to this Agreement may apply to any court of competent jurisdiction for equitable relief, after complying with the notice procedure set forth in Paragraph 19.a.

21.	Choice of Laws.

This Agreement shall be governed by, and its terms and conditions construed in accordance with, applicable common law and statutes of the State of Delaware, without giving effect to the conflict of law rules of that State.

22.	Waiver.

No waiver by any party of a breach or a default hereunder shall be deemed a waiver by such party of a subsequent breach or default of a similar nature.

23.	Severability.

In the event that any term or provision of this Agreement shall for any reason be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other term or provision and this Agreement shall be interpreted and construed as if such term or provision, to the extent the same shall have been held to be invalid, illegal or unenforceable, had never been contained therein.

24.	Revocation of Prior Agreements.

Any and all prior agreements, including (a) any and all prior agreements between Sublicensee, on one hand, and Sublicensor, on the other, and (b) any and all prior agreements between Sublicensee and any other corporation or entity controlled by Sublicensor, relative to the licensing of all or part of the Licensed Marks and to any other matters discussed herein, are hereby revoked, and the provisions of this Agreement alone shall be determinative of the conditions pursuant to which Sublicensee shall be Sublicensed to use the Licensed Marks and the resolution of such other described matters.

25.	Headings.

The headings in this Agreement are solely for convenience and shall not be used to interpret or construe this Agreement.

26.	Integration.

The Agreement represents the entire understanding between the parties hereto with respect to the subject matter hereof and supersedes all previous representations, understandings or agreements, oral or written, between the parties with respect to the subject matter hereof and cannot be modified except by a written instrument signed by all of the parties hereto.

27.	Time.

Time is of the essence in this Agreement.

28.	Third-Party Beneficiaries.

Nothing in this Agreement shall give rise to any rights to any Person not a party to this Agreement or to any Affiliates of the parties.

29.	Ambiguities.

Any ambiguities in the language, content or structure of this Agreement shall not be construed against the drafter. The parties acknowledge that they have, through their own attorneys, participated in the drafting of this agreement.

30.	Signatures.

This Agreement may be executed in any number of counterparts, each of which shall constitute an original and all of which together shall constitute one and the same agreement. The signature of a party obtained via facsimile shall be valid and binding for all purposes.

31.	Injunctive Relief.

Sublicensor agrees that a breach of any of the covenants contained in Paragraph(s) 2.a., 2.e., and 2.f.(i) of this Agreement may cause irreparable injury to Sublicensee for which the remedy at law may be inadequate and would be difficult to ascertain. Therefore, in the event of the breach of threatened breach of any such covenants, Sublicensee shall be entitled, in addition to any other rights and remedies it may have at law or in equity, to seek an injunction to restrain Sublicensor from any threatened or actual activities in violation of any such covenants. Sublicensor hereby consents and agrees that temporary and permanent injunctive relief may be granted in any proceedings which might be brought to enforce any such covenants without the necessity of proof of actual damages, and in the event Sublicensee does apply for such an injunction, Sublicensor shall not raise as a defense thereto that Sublicensee has an adequate remedy at law.

32.	Binding Effect.

This Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective Affiliates, sublicensees, successors and permitted assigns.

By their execution below, the parties hereto have agreed to all of the terms and conditions of this Agreement.

CHEESEBURGER HOLDING COMPANY, LLC

By:	/s/ John Cohlan

Name:	John Cohlan

Title:	Chief Executive Officer

CHEESEBURGER IN PARADISE, LLC

By:	/s/ Debra A. Eybers

Name:	Debra A. Eybers

Title:	President

By their execution below, Jimmy Buffett has agreed to the terms and conditions set forth in Subparagraphs 2.b., 2.d., 2.e.(i), 2.h.(i) and 2.h.(ii) of this Agreement, and Holdings has agreed to the terms and conditions set forth in Subparagraphs 2.d., 2.e.(i), 2.h.(i), 2.h.(ii) and the last sentence of Subparagraph 2.c. of this Agreement.

By:	/s/ Jimmy Buffett

MARGARITAVILLE HOLDINGS

By:	/s/ John Cohlan

Name:	John Cohlan

Title:	Chief Executive Officer

28

EXHIBIT A-1

Summary of Existing Agreements

I. Restaurant/Store License Agreements

A. Key West Restaurant

License Agreement dated as of November 14, 1989 by and between Jimmy Buffett and Jimmy Buffett's Margaritaville Restaurant of Key West, Inc., granting a non-exclusive, non-assignable, non-transferable license, without the right to grant sublicenses, to use the name and likeness of Jimmy Buffett, and any and all copyrights, song titles (including but not limited to "Cheeseburger in Paradise"), trademarks and other intellectual property owned or created by Jimmy Buffett (the "Property") solely in connection with the operation of one restaurant in Key West, Florida. All artwork relating to the Property, notwithstanding its invention, is property of Buffett.

B. Key West Store

License Agreement dated as of November 1, 1991 by and between Jimmy Buffett and the Margaritaville Store, Inc., granting a non-exclusive, non-assignable, non-transferable license, without the right to grant sublicenses, to use the name and likeness of Jimmy Buffett, and any and all copyrights, song titles (including but not limited to "Cheeseburger in Paradise"), trademarks and other intellectual property owned or created by Jimmy Buffett (the "Property") solely in connection with the operation of a souvenir store in Key West, Florida. All artwork relating to the Property, notwithstanding its invention, is property of Buffett.

C. New Orleans Restaurant

License Agreement dated as of March 1, 1993 by and between Jimmy Buffett and Margaritaville Cafe of New Orleans, Inc., granting a non-exclusive, non-assignable, non-transferable license, without the right to grant sublicenses, to use the name and likeness of Jimmy Buffett, and any and all copyrights, song titles (including but not limited to "Cheeseburger in Paradise"), trademarks and other intellectual property owned or created by Jimmy Buffett (the "Property") solely in connection with the operation of one restaurant at 1104-14 Decatur Street, New Orleans, Louisiana 70116. All artwork relating to the Property, notwithstanding its invention, is property of Buffett.

D. New Orleans Store

License Agreement dated as of May 8, 1992 by and between Jimmy Buffett and Margaritaville New Orleans, Inc., granting a non-exclusive, non-assignable, non-transferable license, without the right to grant sublicenses, to use the name and likeness of Jimmy Buffett, and any and all copyrights, song titles (including but not limited to "Cheeseburger in Paradise"), trademarks and other intellectual property owned or created by Jimmy Buffett (the "Property") solely in connection with the operation of a souvenir store at #1 French Market Place, New Orleans, Louisiana. All artwork relating to the Property, notwithstanding its invention, is property of Buffett.

E. Charleston Store

License Agreement dated as of 1999 by and between Jimmy Buffett and Margaritaville Charleston, Inc., granting a non-exclusive, non-assignable, non-transferable license, without the right to grant sublicenses, to use the name and likeness of Jimmy Buffett, and any and all copyrights, song titles (including but not limited to "Cheeseburger in Paradise"), trademarks and other intellectual property owned or created by Jimmy Buffett (the "Property") solely in connection with the operation of a retail store located at 282 King Street, Charleston, South Carolina 29401. All artwork relating to the Property, notwithstanding its invention, is property of Buffett.

F. Las Vegas Store/Restaurant

Parball, Inc., Margaritaville Las Vegas, LLC, and Margaritaville Holdings, LLC formed MP Flamingo, LLC for the sole purpose of developing, constructing, operating, maintaining, and managing a restaurant (including bar, entertainment venue, and retail store) at the Flamingo Casino in Las Vegas, Nevada. License Agreement dated as of June 5, 2002 between Margaritaville Holdings, LLC and MP Flamingo, LLC., granting a non-exclusive license to use the tradename, service marks, trademarks, logos, recipes, menus, operations manuals, concepts, trade secrets, culinary expertise, training programs, and other intellectual property associated with the Margaritaville restaurants and retail concept, including the right to use the Jimmy Buffett name and sell merchandise bearing the properties. The agreement includes territory restrictions for other Margaritaville Holdings-affiliated restaurants, excluding the Outback Steakhouse/ Cheeseburger in Paradise restaurants in Clark County, Nevada, or within a 50-mile radius from Parball-owned facilities outside Clark County.

G.  Jamaica Agreement

Jimmy Buffett/Margaritaville Holdings entered into a license agreement in April 2001 with Margaritaville Ltd., a company incorporated under the laws of Jamaica, granting a non-exclusive, non-assignable, non-transferable license to use the MARGARITAVILLE, JIMMY BUFFETT’S MARGARITAVILLE, JIMMY BUFFETT’S, and CHEESEBURGER IN PARADISE marks, as well as the name and approved likeness of Jimmy Buffett, copyrights, songs, play and book titles, song lyrics, trademarks and other intellectual property for the development of restaurants and related merchandise in the Caribbean. The agreement specifically provides for the development of restaurants and sale of products in a Territory consisting of: Jamaica, Cayman Islands, St. Lucia, Dominican Republic, Dominica, Barbados, Antigua, Grenada, St. Maarten, Turks & Caicos Islands, British Virgin Islands, U.S. Virgin Islands, and Cuba, including airports in those countries.

H. Orlando Restaurant

Jimmy Buffett entered into a trademark license agreement on September  11, 1997 with Universal City Restaurant Partners, L.P., the general partner of which is Margaritaville Holdings,

L.L.C. and the limited partner of which is Universal City Development Partners. Pursuant to this agreement, Buffett granted to Universal an exclusive license to develop a Jimmy Buffett's Margaritaville Cafe restaurant or a restaurant, night club or other venue primarily for food or beverage in the "exclusive territory". Buffett agreed not to open a competing establishment in a territory consisting of: a territory that is within (1)  a 150 mile radius of the Universal venue or (2)  any gated-attraction theme park (or entertainment complex attached to a theme park) in the State of Florida with an annual attendance of at least 500,000 customers. Further, Buffett granted a non-exclusive license to Universal to use any and all copyrights, song titles, trademarks, and other intellectual property owned by Buffett (or any Buffett affiliate), except the mark MARGARITAVILLE as a promotional slogan in connection with the sale of margarita cocktails in restaurants (pursuant to the Chi-Chi’s Agreement), and A1A and Design for clothing and headwear. The CHEESEBURGER IN PARADISE mark is specifically licensed to Universal for : (1)  T-shirts and sweatshirts and (2) sandwiches; the JIMMY BUFFETT’S mark is specifically licensed to Universal for restaurant/nightclub and souvenir store services; and the MARGARITAVILLE and JIMMY BUFFETT’S MARGARITAVILLE marks are specifically licensed for restaurant/nightclub and souvenir store services, T-shirts, sweatshirts, polo shirts, outerwear, headwear, beverage glassware and cups.

However, the license agreement is potentially broad enough to include uses of the above marks by Universal for unlimited goods and services sold either through the restaurant or channels of trade with approval by Buffett, which approval can be withdrawn at any time at Buffett's sole discretion upon seven (7) days notice to Universal. Such discretion must be exercised reasonably according to the express terms of the agreement based on circumstances other than a legal issue raised by Universal’s use of such item, or a use by Universal that is inconsistent with an approved use previously granted by Buffett for a particular item. Uses of the marks other than for the specifically designated goods are designated non-essential to the terms of the license in Paragraph  3(b).

All artwork depicting the marks, notwithstanding its invention, is property of Buffett, but can only be used by Buffett with Universal’s consent during the term of the license.

I. Cancun Restaurant

Jimmy Buffett/Margaritaville Holdings entered into an exclusive license agreement for a Margaritaville restaurant in Cancun, Mexico. The agreement contemplates a non-exclusive right to use certain service marks, trademarks, trade names, copyrights, slogans, logos and trade dress as are used in conjunction with Orlando and other existing Margaritaville restaurants. The Agreement explicitly excludes the right to use CHEESEBURGER IN PARADISE as the name of a restaurant, the right to use MARGARITAVILLE as a promotional slogan in connection with the sale of margarita cocktails in restaurants in the U.S., the right to use DON’T STOP THE CARNIVAL for any goods and services, and the right to use A1A & Design for clothing and hats. The Agreement was executed on January 16, 2002 for a ten-year term, with two ten-year renewal periods. Airport locations in or near Cancun are also being negotiated.

J. Cozumel Restaurant

Jimmy Buffett/Margaritaville Holdings entered into an exclusive license agreement for a Margaritaville restaurant in Cozumel, Mexico. The agreement contemplates a non-exclusive right to use certain service marks, trademarks, trade names, copyrights, slogans, logos and trade dress as are used in conjunction with Orlando and other existing Margaritaville restaurants. The Agreement explicitly excludes the right to use CHEESEBURGER IN PARADISE as the name of a restaurant, the right to use MARGARITAVILLE as a promotional slogan in connection with the sale of margarita cocktails in restaurants in the U.S., the right to use DON’T STOP THE CARNIVAL for any goods and services, and the right to use A1A & Design for clothing and hats. The Agreement will be executed in the near future for a ten-year term, with two ten-year renewal periods. Airport locations in or near Cozumel are also being negotiated.

II. Other License Agreements

A. License Agreement between Margaritaville Holdings, Inc. and Mott’s, Inc.

Margaritaville Holdings granted an exclusive license agreement to Mott’s, Inc. to manufacture, label, package, distribute and sell ready-to-drink pre-mixed alcoholic beverages and alcoholic and non-alcoholic cocktail mixers within the United States, Canada and Mexico under the MARGARITAVILLE mark and variations thereof. The license was entered into on September 30, 2000, for a term of four years, with an option to renew for two additional terms of two years each.

B. License Agreement between Margaritaville Shrimp Holding Co.,
  Margaritaville Holdings, LLC and Fishery Products International

Margaritaville Holdings granted Fishery Products an exclusive license to package and distribute frozen pre-packaged food products that contain shrimp under the mark MARGARITAVILLE SHRIMP in the United States, with provisions in the Agreement for expansion of the products to include other seafood and automatic expansion of the territory to include countries in which Buffett acquires trademark rights in MARGARITAVILLE SHRIMP. The Agreements were executed on June 15, 2002, for a three year term and provide for two renewal periods.

C. License Agreement between Cheeseburger Holding Company, LLC and
     Cheeseburger in Paradise, LLC

Pursuant to master licenses from Jimmy Buffett to Margaritaville Holdings and Margaritaville Holdings to Cheeseburger Holding Company, LLC (“CHC”), CHC has granted an exclusive license to Cheeseburger in Paradise, LLC (a subsidiary of OS Tropical, Inc./ “Outback”) for use of the CHEESEBURGER IN PARADISE mark for restaurants, merchandise, prepared, packaged foods, alcoholic beverages, menu items and promotional items. The exclusive license grant is subject to exceptions which allow Jimmy Buffett and/or his controlled entities to use the mark in existing Margaritaville stores and restaurants and on tour merchandise and merchandise sold through the Coconut Telegraph in a manner materially consistent with current use of the mark, and allow Jimmy Buffett the exclusive right to use the mark in connection with music and literary compositions. Jimmy Buffett and/or his controlled entities are expressly forbidden from using or granting licenses to third parties to use the mark for any other goods or services without prior approval.

Jimmy Buffett also granted a non-exclusive license to use his name, image, likeness, song titles, literary titles, and images related to Jimmy Buffett (i.e. parrots, fins, a seaplane) with prior written approval, not to be unreasonably withheld.

The territory covered by the agreement is worldwide with the express exclusion of Japan, Hawaii and Mexico. The term of the agreement is perpetual subject to express termination provisions set forth in the agreement.

Further, the agreement defines Margaritaville Restaurants as (A) a large scale “entertainment” concept with entertainment elements constructed as part of the interior of the building, (B) featuring live entertainment, (C) having the size of not less than 7,500 square feet, and (D) having an interior improvement cost (excluding cost of land and building) of not less than $300 per square foot, and restricts Jimmy Buffett and his controlled entities from operating Margaritaville Restaurants other than as described above. However, the agreement allows the continued existence of the New Orleans and Key West Margaritaville Restaurants, which do not meet the above criteria, and allows the operation of Margaritaville Restaurants in the Caribbean, defined as Jamaica, Cayman Islands, St. Lucia, Dominican Republic, Dominica, Barbados, Antigua, Grenada, St. Maarten, Turks and Caicos Islands, British Virgin Islands, U.S. Virgin Islands and Cuba, that meet the criteria of (A) through (C), above, but not (D). Further, Buffett and his controlled entities shall have the right to operate, or sublicense others to operate a Margaritaville Restaurant at the Jamaica Airport at Montego Bay, Jamaica that does not meet the criteria of (A)-(D) above.

D. License Agreement Between Margaritaville
     Tequila, LLC and David Sherman Corp.

Margaritaville Tequila, LLC, pursuant to license agreement with Margaritaville Holdings, Inc., granted David Sherman an exclusive license to use and/or sublicense affiliates or third parties to use the MARGARITAVILLE mark for all purposes relating to the manufacturing, bottling, labeling, packaging, importing, selling, advertising, marketing and distributing tequila products worldwide as well as the non-exclusive license to use and/or sublicense affiliates or third parties to use the MARGARITAVILLE mark for promotional items relating to tequila. The agreement was executed on June 14, 2002, for an initial term of ten years, with options to renew for two additional ten year periods.

E. License Agreement Between Margaritaville SPI, LLC
     and Sunbeam Products, Inc.
Pursuant to master licenses from Jimmy Buffett to Margaritaville Holdings, LLC, and Margaritaville Holdings to Margaritaville SPI, LLC (“SPI”), SPI has granted an exclusive license to Sunbeam Products, Inc. for use of the MARGARITAVILLE Design Mark including the Hemisphere Dancer Cartouche Design, for blenders, coolers, and grills, with provisions in the Agreement for expansion of the products to include small appliances for food and beverage preparation and cooking, and indoor and outdoor cookware, indoor and outdoor tabletop accessories, indoor and outdoor tableware and indoor and outdoor gas and electric lighting products. The license was entered into on July 14, 2004, for a term expiring on December 31, 2013, with options to renew for three additional terms of five years each.

F. License Agreement Between Margaritaville Footwear, LLC
    and ACI International

Pursuant to master licenses from Jimmy Buffett to Margaritaville Holdings, LLC, and Margaritaville Holdings to Margaritaville Footwear, LLC (“Footwear”), Footwear has granted an exclusive license to ACI International to advertise, merchandise, promote, publicize, and sell footwear under the mark MARGARITAVILLE to mid-tier retailers (such as department stores, family footwear stores, sporting goods stores, specialty retailers and surf shops), clubs (such as Costco, Sam's, Price Club, etc.), and price retailers (such as T.J. Maxx, Ross, etc.), in any location where the mark is registered. The license was entered into on July 19, 2004, for a term expiring on December 31, 2007.

G. License Agreement between Jimmy Buffett and Chi-Chi’s, Inc.

In 1988, Jimmy Buffett and Chi-Chi’s, Inc. entered into a perpetual exclusive license agreement granting Jimmy Buffett a license to use Margaritaville as “all or part of the name of restaurants in the United States," based upon Chi-Chi’s prior use and registration for Margaritaville for restaurant services. Pursuant to this agreement, Chi-Chi’s agreed to use the Margaritaville mark only as the name of particular rooms or areas within restaurants and/or as promotional slogans and advertising in restaurants operated by it or its affiliates. Jimmy Buffett further agreed not to use Margaritaville “as a promotional slogan in connection with the sale of margarita cocktails in restaurants.” In 2004, Jimmy Buffett purchased Chi-Chi’s prior registrations of the Margaritaville mark.

III. Settlement/Coexistence Agreements

A. Cheeseburger In Paradise, Inc.
 Hawaii Settlement Agreement

The owners of a restaurant in Hawaii (CIPI) own U. S. Registration No. 1,765,057 for CHEESEBURGER IN PARADISE and Design for restaurant and bar services; Registration No. 2,418,610 for CHEESEBURGER IN PARADISE for restaurant and bar services; Application Ser. No. 75/553,387 for CHEESEBURGER IN PARADISE & Design for restaurant and bar services; and Application Ser. No. 75/978,135 for CHEESEBURGER IS A STATE OF MIND for restaurant and bar services.

 Pursuant to a confidential settlement agreement and Court Order issued by the United States District Court for the Central District of California, Western Division, CIPI has limited its use of the CHEESEBURGER IN PARADISE marks within the United States to (1)  the name of no more than one restaurant in Lahaina, Maui, Hawaii and one restaurant in Waikiki, Oahu, Hawaii; (2)  menu items at each of the two restaurants; and (3)  promotion of the restaurants. Outside of the U.S., CIPI has limited its use of the CHEESEBURGER IN PARADISE marks to Mexico and Japan.

Pursuant to that same Settlement Agreement and Court Order, Jimmy Buffett or any company in which Jimmy Buffett is a majority shareholder or controlling party, has the right to use the CHEESEBURGER IN PARADISE mark anywhere in the world, except that in Hawaii, Mexico and Japan only, Buffett shall not use the mark on, in connection with or as a name of a bar, casino, restaurant, nightclub, lodging or resort services; as a food item; or on a food menu other than either in an ornamental manner with at least, and no more prominently than one other song, book or play title or other word mark of [Buffett]; or as a mark for or in connection with merchandise items, provided other merchandise items without that mark also appear or are mentioned in the same section of the menu. ¶7(a)(ii).

The agreement expressly states that CIPI shall not be limited in the number of restaurants it may open in Hawaii bearing the CHEESEBURGER IN PARADISE mark. Additionally, CIPI has limited rights to sell merchandise bearing the CHEESEBURGER IN PARADISE mark.

Buffett may not use or display the CHEESEBURGER IN PARADISE mark anywhere in the world in the manner specifically depicted in CIPI's Registration No.  1,765,057 (below):

(CIPI Design)

Buffett is permitted to use the CHEESEBURGER IN PARADISE song title or mark anywhere in the world in conjunction with the promotion, advertising or marketing of any goods, merchandise, services or businesses in any media, including via the Internet, mass mailings of catalogs or any other means, provided that within the U.S., such marketing, advertising or promotion is not disseminated primarily to Hawaii," and “within Mexico and/or Japan, such advertising, marketing or promotion is not primarily targeted to areas where Defendants [CIPI] have provided [Buffett] with written notice . . . that [CIPI] . . . or any other company of which any one or more of the Defendants [CIPI] is a majority shareholder or controlling party, owns or operates a restaurant under the name ‘Cheeseburger in Paradise’.”

Despite this Settlement Agreement, CIPI has recently opposed Licensor’s use of the CHEESEBURGER IN PARADISE & Design marks for jewelry, beverage glassware, clothing and nightclub services in the U.S. (Single Palm Design and Multiple Palm Design). The Board dismissed the oppositions with prejudice. A lawsuit filed by Jimmy Buffett against CIPI in federal court in California for violations of the Settlement Agreement is currently pending.

B. Co-Existence Agreement between Jimmy Buffett and Tropic Isle Foods, Inc.

Pursuant to the terms of a co-existence agreement between Buffett and Tropic Isle Foods, Inc., Tropic Isle will not object to use or registration of MARGARITAVILLE by Buffett for any goods, services and business throughout the world, including Northern California and Hawaii, except Buffett cannot use MARGARITAVILLE as the name of a restaurant in Northern California or on the four main Hawaiian islands.

Tropic Isle can use MARGARITAVILLE in the name of three existing restaurants in Northern California, up to 15 additional restaurants in Northern California (defined as “north of a line running entirely through California from east to west along the southernmost limits of a city of San Luis Obispo”) and one restaurant on each of the four Hawaiian islands of Hawaii (main island), Maui, Oahu and Kauai. As a minor sideline to the restaurant, Tropic Isle can manufacture, sell or give away, in their MARGARITAVILLE restaurants in Northern California and Hawaii, certain souvenir items at a cashier’s counter or another small counter in the restaurant or in response to unsolicited remote orders. Tropic Isle retains state registrations for MARGARITAVILLE in California and Hawaii.

C. Agreement between Jimmy Buffett and Kukai Caliente

On July 31, 1990, Jimmy Buffett and Kukai Caliente, Inc. entered into a settlement agreement as a result of Kukai Caliente’s use of MARGARITAVILLE as the name of a chain of Mexican restaurants in Connecticut, Massachusetts and Maine. Pursuant to the agreement, Kukai Caliente agreed to immediately and permanently cease all use of the MARGARITAVILLE mark and within 60 days file express abandonments or cancellations of any federal, state or foreign trademark or service mark registrations including the term MARGARITAVILLE. The agreement further provided for phase-out of various forms, menus, and promotional items, with the longest phase-out period not to exceed thirty-six months.

Jimmy Buffett agreed to release Kukai Caliente from all claims contingent upon full performance of the agreement by Kukai Caliente. Further, Jimmy Buffett agreed not to object to Kukai Caliente’s use or registration of MARGARITA or MARGARITA’S as the new name of its restaurants.

IV. Tour Sponsorship Agreements

A. Assignment Agreement with Margaritaville Merchandising, Inc.

Margaritaville Merchandising, Inc. has entered into an assignment agreement with Jimmy Buffett assigning to Buffett all rights, titles and interests of every kind and nature whatsoever in and to all illustrations commissioned by independent illustrators for use in connection with apparel and other merchandise for the various Margaritaville Stores. As part of the agreement,

Margaritaville Merchandising waives its “moral rights” and specifically gives Buffett the right to add to, subtract from , rearrange, edit and/or change the work.

B. Tour Merchandising Agreements with Giant Merchandising, Inc.

Jimmy Buffett has entered into tour merchandising agreements with Giant Merchandising for clothing and similar merchandise to be sold in conjunction with Mr. Buffett’s concert tours and events within the United States.
C. Tour Sponsorship Agreement between Jimmy Buffett and The Gambrinus
     Company

Tour agreement for the purpose of receiving promotional benefit for Corona Extra Beer and Corona Light Beer and providing financial support to Jimmy Buffett’s 2000-2001 Summer Tours fully executed. This agreement was not renegotiated in light of the potential license agreement with Anheuser Busch for MARGARITAVILLE ICE. However, it appears that Gambrinus and Jimmy have continued to operate under an implied license.

D. Tour Sponsorship Agreement between Jimmy Buffett and Barton Beers,
     Ltd.

Tour agreement for the purpose of providing promotional benefit for Corona Extra Beer and Corona Light Beer and providing financial support to Jimmy Buffett’s 2000-2001 Summer Tours fully executed. This agreement was not renegotiated in light of the potential license agreement with Anheuser Busch for MARGARITAVILLE ICE. However, it appears that Barton and Jimmy have continued to operate under an implied license.

E. Tour Sponsorship Agreement between Jimmy Buffett
     and David Sherman Corporation

David Sherman Corp. agrees to provide financial support to and serve as a co-sponsor for Jimmy’s tours in return for certain promotional benefits of Margaritaville Tequila. No other entities may co-sponsor the tours except Corona Beer, Anheuser Busch, or radio stations. The sponsorship agreement is applicable through December 31, 2004, with options to renew on an annual basis thereafter.

F. License Agreement between Surf Safari, Inc., Margaritaville
    Longboard, LLC, and Charlie Fernandez

Margaritaville Longboard, LLC entered into an agreement with Surf Safari, Inc. d/b/a Longboard Magazine to serve as the Tour Title Sponsor for the 2002 Professional Longboard Surfing Championships. The agreement includes a license to use the MARGARITAVILLE LONGBOARD intellectual property for promotional purposes and on videos and tour merchandise, including hats, T-shirts, beach towels, and mugs. Margaritaville Longboard shall have a right of first refusal with respect to future tour sponsorships, through the 2005 series.

40

EXHIBIT A-2

Unauthorized Uses of the CHEESEBURGER IN PARADISE MARK - United States

In the U.S., there are unauthorized third-party uses of marks or business names that include components of the CHEESEBURGER IN PARADISE mark. Most are small producers of T-shirts and other merchandise and single-location restaurants and bars. It can be extremely difficult to detect such small unauthorized users and it is likely that there are other unauthorized users of which Sublicensor is unaware. The continuing unauthorized uses about which Sublicensor knows, and their status, are identified below.

For purposes of this Exhibit, Licensor’s knowledge is defined as actual knowledge or the actual knowledge of Licensor’s principal intellectual property attorneys. Licensor does not regularly survey business databases and the Internet looking for unauthorized uses. Past infringements that to the best of Licensor’s knowledge have ended are not included in this Exhibit. Below is an initial summary of existing third-party infringements:

Online Infringements - There are a number of online infringers, who utilize eBay, CafePress, or their own domain names to sell unauthorized merchandise. We regularly police and shut down these infringers. If you would like information on specific online infringements, please request it in writing.

Altoona, Iowa - The Prairie Meadows Racetrack and Casino purportedly offered “Paradise Cheeseburgers” in connection with a “Jimmy Buffett night” in June 2004. We contacted them and they agreed to stop this infringement.

      We have docketed the matter for follow-up in June 2005 to confirm they do not use the mark again in 2005.

Boone/Blowing Rock, North Carolina - We received a report in 1995 that this single-location restaurant is operating under the name Cheeseburger in Paradise." At one time, the restaurant owner filed a federal trademark application to register CHEESEBURGERS IN PARADISE NEIGHBORHOOD GRILLE& BAR (and Design) for restaurant services, which application was abandoned in 1993.

The restaurant owner agreed to change the name of his restaurant to CHEESEBURGERS GRILLE AND PARADISE BAR. We are in the process of  negotiating a settlement agreement.

Lee Island, Florida - We received a report of the Cabbage Key Restaurant making claims that its “Cabbage Key Burger” was the inspiration behind “Cheeseburger in Paradise.” Investigation suggests that Cabbage Key Restaurant does not offer a “Cheeseburger in Paradise” menu item. We are in the process of following up on this matter.

Milwaukee, Oregon - We received a report that the River Road house Sports Bar  & Grill restaurant features “Burgers in Paradise,” Bigger Burgers in Paradise” and “Chicken in Paradise” menu items and a Jimmy Buffett-related theme. We are in the process of following up on this matter.

Naples, Florida - We received a report that a Tommy Bahamas Cafe has a menu item called “Paradise Nation Cheeseburger.” We are in the process of following up on this matter.

Pittsburgh, Pennsylvania - We received a report that Kenny B's Restaurant has a "Cheeseburger in Paradise" menu item. We are in the process of following up on this matter.

Pittsburgh, Pennsylvania - In 1997, we received a report of this “Margaritaville” restaurant which also offers a “Cheeseburger in Paradise” menu item. A cease and desist letter was sent but the restaurant owners refused to cooperate aside from discontinuing the restaurant’s website. Based on the restaurant’s length of use of the marks, this matter was not pursued.

Redmond, Washington - We received a report that Medtronic Physio-Control was offering a “Cheeseburger in Paradise”promotion. We are in the process of following up on this matter.

Sandusky, Ohio - This existing “Margaritaville” restaurant operates under a license from Chi-Chi’s restaurant and offers a “Cheeseburger in Paradise” menu item.

St. Augustine, Florida - We received a report that a Sunset Grille restaurant has a menu item called “Cheeseburger in Paradise”. We are in the process of following up on this matter.

Tampa, Florida - We received a report that a Gordo’s Gulfcoast restaurant has a menu item called“Cheeseburger in Paradise.” We are in the process of following up on this matter.

EXHIBIT B

LICENSED MARKS -United States

	App. Ser. No./Reg. No.	Goods & Services Subject of Application and Registrations listed herein
CHEESEBURGER IN PARADISE	Reg. No. 1,935,684	T-shirts and sweatshirts
CHEESEBURGER IN PARADISE	Reg. No. 2,468,644	Sandwiches
CHEESEBURGER IN PARADISE	Reg. No. 2,790,010	Restaurant, bar and nightclub services
CHEESEBURGER IN PARADISE	Serial No. 78/211,425	Jewelry, lapel pins and watches
CHEESEBURGER IN PARADISE	Serial No. 78/211,424	Jewelry, lapel pins and watches
CHEESEBURGER IN PARADISE	Serial No. 78/211,449	Clothing, namely shirts, T-shirts, sweatshirts and baseball caps
CHEESEBURGER IN PARADISE	Serial No. 78/211,432	Clothing, namely shirts, T-shirts, sweatshirts and baseball caps
CHEESEBURGER IN PARADISE	Serial No. 78/211,448
Restaurant and bar services, and providing information in the field of restaurant and bar services, namely food and drink menus, location information and driving directions via the Internet; and
Nightclub services and providing information in the field of nightclub services, namely live entertainment event calendars, location information and driving directions via the Internet.

CHEESEBURGER IN PARADISE	Serial No. 78/211,430	Beverage glassware, shot glasses and foam drink holders.
CHEESEBURGER IN PARADISE	Serial No. 78/211,429	Beverage glassware, shot glasses and foam drink holders.

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